As filed with the U.S. Securities and Exchange Commission on October 3, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMERCIAL BANCGROUP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1039469
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

6710 Cumberland Gap Parkway
Harrogate, Tennessee	37752
(Address of Principal Executive Offices)	(Zip Code)

Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan
(Full title of the plans)

Terry L. Lee

President and Chief Executive Officer

Commercial Bancgroup, Inc.

6710 Cumberland Gap Parkway

Harrogate, Tennessee 37752

Tel: (423) 869-5151

(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Adam G. Smith

David A. Bartz

K&L Gates LLP

501 Commerce Street, Suite 1500

Nashville, Tennessee 37203

Tel: (615) 780-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Commercial Bancgroup, Inc., a Tennessee corporation (the “Company,” the “Registrant,” “we,” “us,” “our,” or similar terms), has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register: (i) 850,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be issued by the Company pursuant to the grant, exercise or settlement of awards granted under the Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2025 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2025 Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

●	Amendment No. 1 to our Registration Statement on Form S-l filed with the SEC on September 22, 2025 (File No. 333-289862), which contains the Company’s audited financial statements for the last fiscal year for which such statements have been filed;

●	Our Prospectus dated September 30, 2025, filed with the SEC on October 2, 2025, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-l, as amended (File No. 333-289862);

●	The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-42889) filed with the SEC on October 1, 2025, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, and in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that, in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her, or (iii) such officer or director breached his or her duty of care to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k) and 12 C.F.R. Part 359.

Amended and Restated Charter and Amended and Restated Bylaws

Our amended and restated charter for the Company (the “A&R Charter”) requires us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. Our amended and restated bylaws further require us to indemnify and advance expenses to each of our directors and officers with respect to all losses, damages, liabilities, and expenses reasonably incurred or suffered by such person in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person was or is made a party, or threatened to be made a party, or in which such person was otherwise involved by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans.

In addition, our A&R Charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director of the Company, except to that this provision does not eliminate or limit liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) related to any unlawful distributions under Section 48-18-302 of the TBCA. This provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insurance Coverage

We maintain a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of the Company and the Commercial Bank, a wholly owned subsidiary of the Company, while serving in their capacities as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Charter of Commercial Bancgroup, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-l, filed on August 26, 2025)
4.2	Amended and Restated Bylaws of Commercial Bancgroup, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-l, filed on September 22, 2025)
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-l, filed on August 26, 2025)
4.4	Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-l, filed on August 26, 2025)
5.1*	Opinion of K&L Gates LLP
23.1*	Consent of Mauldin & Jenkins, LLC
23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrogate, State of Tennessee, on October 3, 2025.

COMMERCIAL BANCGROUP, INC.

By:	/s/ Terry L. Lee
Terry L. Lee
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Terry L. Lee and Philip J. Metheny, and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on October 3, 2025.

Signature	Title

/s/ Terry L. Lee	President, Chief Executive Officer, and Director
Terry L. Lee	(Principal Executive Officer)

/s/ Philip J. Metheny	Executive Vice President and Chief Financial Officer
Philip J. Metheny	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alan C. Neely	Director
Alan C. Neely

/s/ Sam A. Mars III	Director
Sam A. Mars III

/s/ Aaron A. Robertson	Director
Aaron A. Robertson

/s/ Dennis Michael Robertson	Director
Dennis Michael Robertson

/s/ J. Adam Robertson	Director
J. Adam Robertson

/s/ James J. Shoffner	Director
James J. Shoffner

/s/ Martha S. Spurlock	Director
Martha S. Spurlock

/s/ Charles L. Yates	Director
Charles L. Yates